Exhibit 99.2

November 6, 2012

To our customers, vendors, developers and valued employees:

Today Socket Mobile reported its third quarter results with disappointing revenues of $2.8 million, 31 percent below the previous quarter. We believe these results were an anomaly and the conditions that resulted in the drop will not recur in Q4. I wanted to provide you with an update and request your continued support during this period.

Our barcode scanning sales were impacted by Apple’s announcement in early September of its new iPhone and mini-tablet as many customers waited to evaluate these new units before proceeding with their deployment plans. We announced during the quarter the selection of our low cost barcode scanner for major programs such as the NCR Silver program that was launched by NCR late in the quarter, a retail point of sale system with an Apple tablet and our barcode scanner, and another retail point of sale program launched by LightSpeed. Our developer program now includes 180 registered developers who are developing barcode scanning applications primarily for use with Smartphones and tablets using the Apple, Android, or Windows Mobile operating systems which we support. We expect these applications to become major contributors to sales growth in Q4 and beyond.

Our handheld computer sales have been transitioning from the older SoMo650 model which sold out during the third quarter to its replacement, the SoMo655 model, which began shipping at the end of June. Many of our current customers purchased extra SoMo650’s prior to the release of the SoMo655 and are phasing into the SoMo655 as their supply of SoMo650s is depleted. In addition, many former HP customers are evaluating the SoMo655 as a replacement for their now discontinued HP handheld computer models. We’ve announced support from large companies like CBORD for their inventory and point of sale solutions, and we’ve noted the growing adoption by companies such as Zonal and Hewlett-Packard in the U.K. HP is selling our SoMo655 to health care entities in the National Health Service. Zonal has a major market share for restaurant and other hospitality applications and identifies us as a partner of choice on their website.

We continue to take steps to reduce our operating costs which we lowered in Q3 by 15% from the previous quarter, and we are taking further cost reduction measures this quarter consistent with maintaining our ability to develop and ship quality products and provide excellent customer support. Our objectives remain to operate the Company on a cash positive basis with anticipated growth combined with cost reductions bringing us to profitable operating levels.

We appreciate your continued support as we transition through this period.

Sincerely yours,

/s/ Kevin J. Mills

Kevin J. Mills

President and CEO